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                         AMENDMENT NO. 1 TO LOAN AGREEMENT

This Amendment No. 1 to Loan Agreement ("Amendment") is made as of September 29, 1997 between DowElanco LLC, a Delaware corporation, f/k/a DowElanco, an Indiana general partnership (the "Lender"), and Mycogen Corporation, a California corporation (the "Borrower") (together, the "parties").

WHEREAS, the parties executed a Loan Agreement as of April 1, 1997 (the "Agreement"); and

WHEREAS, the parties wish to amend the Agreement;

NOW THEREFORE, the parties hereto have agreed and do hereby agree to amend the Agreement as follows:

     Section 1.3 Cancellation/Reduction is hereby deleted in its entirety and replaced with the following:

     1.3 Cancellation/Reduction
         As provided under 2. EVENTS OF DEFAULT the Borrower or Lender may at any time permanently reduce the Commitment and the unpaid principal and all interest shall be due and payable immediately.

     All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first written above.

LENDER:                                  BORROWER:

DowElanco LLC                            Mycogen Corporation


By: /s/ Sean S. Skinner                  By: /s/ James A. Baumker
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Printed: Sean S. Skinner                    Printed: James A. Baumker
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Title: Treasurer                            Title: VP CFO
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Date: 9/23/97                               Date: 9/29/97
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